Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-213203) and Form S-1 (No. 333-224178) of Carolina Trust BancShares, Inc., of our report dated April 5, 2018, with respect to the consolidated financial statements of Clover Community Bankshares, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, which report is incorporated by reference in this Current Report on Form 8-K/A of Carolina Trust BancShares, Inc.

/s/ Elliott Davis, LLC

Greenville, South Carolina
March 19, 2019